Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

VENOCO, INC. ANNOUNCES 2008 FINANCIAL
AND OPERATIONAL RESULTS
FOR FULL-YEAR AND FOURTH QUARTER

•                  Full-Year Operating Cash Flow up 32%

•                  Full-Year Production up 11%

•                  Quarterly Production Record of 22,674 BOE/d

•                  Pro Forma Reserve Replacement of 161%

DENVER, COLORADO, March 5, 2009 /PRNewswire/ — Venoco, Inc. (NYSE: VQ) today reported financial and operational results for the fourth quarter and full-year 2008.  Highlights for 2008 included the following:

•                  Operating cash flow of $212 million, up 32% from $161 million in 2007.

•                  Production of 7.9 million barrels of oil equivalent (MMBOE) for the year or 21,674 BOE per day (BOE/d), up 11% from 7.1 MMBOE or 19,535 BOE/d for 2007.

•                  Proved Reserves of 97.5 MMBOE as of December 31, 2008.  Pro forma for the sale of the Hastings Complex in early February 2009, Proved Reserves were 89.8 MMBOE (a 13% increase from December 31, 2007 pro forma reserves).

•                  Adjusted EBITDA of $300 million, up 43% from $210 million for 2007.

•                  Adjusted Earnings of $55 million, up 176% from $20 million for 2007.

The company reported a net loss of $391 million primarily as a result of a previously announced, non-cash ceiling test write down of $641 million due to lower commodity prices on December 31, 2008.

Adjusted Earnings were $55 million, up from $20 million for 2007.  Adjusted Earnings adjusts the net loss of $391 million in 2008 and the net loss of $73 million in 2007 for the  effects of unrealized commodity and interest derivatives gains / losses in both years, a loss on early extinguishment of debt in 2007, the write-off of costs associated with the terminated MLP offering and the ceiling impairment in 2008.   Please see the end of this release for definitions of Adjusted Earnings and Adjusted EBITDA and a reconciliation of those measures to net loss.

“Our operating teams have remained focused on efficiently developing and producing our assets,” said Tim Marquez, Venoco’s Chairman and CEO.  “We are very pleased with our performance in 2008 in generating record Adjusted Earnings, and in beating our guidance on daily production.  We are well-served by our hedges, and our low decline-rate oil properties, which contribute to the stability of our cash flow during these economic times.”

Fourth Quarter

Production in the fourth quarter of 2008 reached an all-time high of 22,674 BOE/d, an increase of 3.3% over the third quarter of 2008 of 21,949 BOE/d and a 13% increase over the fourth quarter of 2007 of 20,100 BOE/d.

The following table details the company’s quarterly daily production by region (BOE/d):

Region	4Q 2007	3Q 2008	4Q 2008
Sacramento Basin	7,887	9,363	9,668
Southern California	8,273	8,606	8,903
Texas (and other)	3,940	3,980	4,103
Total	20,100	21,949	22,674

Total excluding Hastings	17,578	19,551	20,110

Adjusted Earnings were $5 million for the fourth quarter of 2008, down from $11 million for the third quarter of 2008 and up from $3.3 million in the fourth quarter of 2007.

Adjusted EBITDA was $69 million for the fourth quarter, down 3% from $71 million for the third quarter of 2008 and up 28% from $54 million for the fourth quarter of 2007.

Full Cost Ceiling Write-down

Based on year-end 2008 commodity prices, the company recorded a non-cash, full-cost ceiling write-down of $641 million in the fourth quarter of 2008.  As a result of the write-down, the company’s 2009 guidance on DD&A will fall to $12.00 per BOE.  The company has hedged 101% of its 2009 production guidance, more than 90% of its anticipated 2010 production, and more than 60% of its anticipated

2011 production.  Because Venoco does not utilize cash flow hedge accounting for its derivative instruments, the value of these contracts (which approximated $90 million at December 31, 2008) was not included in the ceiling test calculation.

Hastings Sale

The company closed the sale of its Hastings Complex in Texas to Denbury Resources in early February 2009 for aggregate proceeds of $201 million.  Venoco retains a 2% override and a reversionary interest of 22.3% following payout, as defined in the option agreement.  Production from the Hastings Complex averaged approximately 2,500 BOE/d during 2008, net to the interest sold, with conventional proven reserves of 7.7 MMBOE using year-end 2008 SEC prices.  The company’s year-end 2007 reserves for the Hastings Complex were 14.4 MMBOE.  Under terms of the option agreement, Denbury is obligated to take certain actions to complete a carbon dioxide (CO2) flood of the Hastings Complex.  However, Denbury has indicated that it does not plan to commence the CO2 flood until 2011, after completion of its Green CO2 pipeline currently under construction. Venoco does not currently have any reserves booked related to the CO2 flood or its reversionary interest in the Hastings Complex.

Reserves Review

Total proved oil and gas reserves as of December 31, 2008 were 97.5 MMBOE at SEC pricing.  The company added 5.7 MMBOE of proved reserves in its Southern California assets with the majority of the additions coming from the West Montalvo field.  In the Sacramento Basin the company added 7.8 MMBOE of proved reserves.  In Texas, where pricing had a significant negative impact, reserves declined a total of 8.0 MMBOE, primarily as a result of a decrease in reserves from the Hastings Complex of 5.8 MMBOE.

Price related revisions between year-end 2007 and year-end 2008 reduced reserves by 11.0 MMBOE, while performance related revisions added 5.0 MMBOE, for net negative revisions of 6.0 MMBOE.

The pre-tax PV-10 of the company’s reserves using year-end SEC pricing of $44.60 per barrel for oil and $5.62 per MMBTU for gas is $616.7 million.  The company’s estimate of reserves using a year-end NYMEX 5-year strip pricing is 108.2 MMBOE.  The pre-tax PV-10 using that NYMEX 5-year strip pricing is $1.6 billion.  See the end of this release for a reconciliation of PV-10 to a standardized measure of discounted future net cash flows.

Pro forma for the early February 2009 sale of the Hastings Complex, Venoco’s December 31, 2008 total proved reserves are 89.8 MMBOE, which, net of production, represents a 13% increase from pro forma December 31, 2007 reserves of 85.5 MMBOE and replacement of 161% of pro forma production.  Production in 2008, pro forma for the Hastings sale, was 7.0 MMBOE.  Pro forma for the Hastings sale, the company’s 2008 all-in finding and development costs, net of future asset retirement obligations, were $25.49 per BOE.  Excluding price-related revisions, pro forma F&D costs were $19.62 per BOE.  Pro forma organic F&D costs, which excludes proved and unevaluated property acquisitions and leasehold costs, were $22.66 per BOE (excluding price-related revisions, they were $17.26 per BOE).

Capital Investment 2008

Venoco’s 2008 capital expenditures for development and other spending on its properties (including amounts accrued at year end) was $301 million, including $211 million for drilling and rework activities, and $51 million for facilities. In addition, the company also spent $14 million for acquisitions in its core areas. Total costs incurred for the company’s E&P operations, including drilling, completion, acquisition, seismic, leasehold, capitalized G&A costs and asset retirement obligations, were $340 million for 2008.

In 2008 the company spent $167 million or 56% of its development and other capital expenditures in the Sacramento Basin.  Drilling in the Basin has been cut back from five rigs in 2008 to three currently.  The company plans to drill more than 70 wells and complete more than 100 workovers / recompletions in the Basin in 2009.

“We have been very pleased with our Sacramento Basin drilling over the years, but have scaled back our drilling activity for 2009 in response to current commodity pricing and economic conditions,” Mr. Marquez said.  “We will continue to be active, drilling 70+ new wells this year.  We will also continue our workover program that has been so successful over the years at adding production and stemming overall decline in the basin.”

In Southern California, the company spent $70 million or 23% of the its 2008 capital expenditures , focused on further infill development drilling and substantial facility upgrades to improve offshore processing and operating efficiency.

In Texas, the company spent $43 million or 14% of its 2008 capital expenditures, with about $18 million for facilities, including those in the Hastings Complex to upgrade its fluid handling capacity.

“We scaled back our planned 2009 capital expenditures dramatically from 2008 levels, but we expect to maintain the company’s production flat pro forma for the sale of Hastings,” Mr. Marquez commented.

Liquidity

In connection with the sale of the Hastings Complex, Venoco proactively requested a re-determination of the borrowing base under its revolving credit facility.  As a result, the borrowing base under the facility was reduced to $125 million and paid down to a zero balance with proceeds from the sale.  Subsequently, $5.6 million was drawn on the facility solely to maintain a balance of variable rate debt equivalent to the notional amount of the company’s $500 million interest rate swap.  Except for acquisitions, the company anticipates having only a small percentage of the revolver drawn at year-end 2009.

Venoco has reduced its debt position from $800 million on December 31, 2008 to a current level of $665 million.  The company’s remaining debt consists of a $494 million Second Lien Term Loan facility (due September 2011), $150 million of 8¾% bonds (due December 2011), and $15 million in deferred derivative premiums.  Debt levels are offset by cash of $37 million, for net debt of $628 million.  The Term Loan has no maintenance covenants and provides a mechanism whereby the maturity date will be extended to May 2014, if the company’s bonds are refinanced by September 2011.

 “We have been very deliberate in managing the positive impact of the Hastings sale on our financial position.  As a result of our lower net debt position, we have no looming maturities and we benefit from approximately $150 million of liquidity,” said Tim Ficker, Venoco’s CFO.

2009 Guidance

The following summarizes the company’s 2009 guidance:

•                  Production: 19,000 BOE/d

•                  Capital Budget: $150 million

•                  Lease Operating Expenses: $15.00 per BOE

•                  G&A Expenses (excluding stock-based compensation): $4.50 per BOE

•                  DD&A: $12.00 per BOE

Earnings Conference Call

Venoco will host a conference call to discuss results today, Thursday, March 5, 2009 at 11:00 a.m. Eastern time (9 a.m. Mountain).  The conference call will be webcast and those wanting to listen may do so by using a link on the Investor Relations page of the company’s website at http://www.venocoinc.com.  Those wanting to participate in the Q & A portion can call (866) 730-5768 and use conference code 92777677.  International participants can call (857) 350-1592 and use the same conference code.

A replay of the conference call will be available for one week by calling (888) 286-8010 or, for international callers, (617) 801-6888, and using passcode 51550711.  The replay will also be available on the Venoco website for 30 days.

Annual Stockholders Meeting

The location for the Annual Stockholders meeting on Wednesday, May 20, 2009 has changed to the Sheraton Hotel, 1550 Court Place, Denver, Colorado.

About the Company

Venoco is an independent energy company primarily engaged in the acquisition, exploitation and development of oil and natural gas properties in California and Texas.  Venoco operates three offshore platforms in the Santa Barbara Channel, has non-operated interests in three other platforms, operates four onshore properties in Southern California, has extensive operations in Northern California’s Sacramento Basin and operates fifteen fields in Texas.

Forward-looking Statements

Statements made in this news release relating to Venoco’s future production and expenses, and all other statements except statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and extent of changes in oil and gas prices, the timing and results of drilling and other development activities, the availability and cost of obtaining drilling equipment and technical personnel, risks associated with the availability of acceptable transportation arrangements and the possibility of unanticipated operational problems, delays in completing production, treatment and transportation facilities, higher than expected production costs and other expenses, and pipeline curtailments by third parties. All forward-looking statements are made only as of the date hereof and the company undertakes no obligation to update any such statement. Further information on risks and uncertainties that may affect the Company’s operations and financial performance, and the forward-looking statements made herein, is available in the company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

 For further information, please contact Mike Edwards, Vice President, (303) 626-8320; http://www.venocoinc.com; E-Mail investor@venocoinc.com.

Source: Venoco, Inc.

/////

OIL AND NATURAL GAS PRODUCTION AND PRICES

	Quarter Ended			Quarter Ended			Year Ended
UNAUDITED	9/30/08	12/31/08	% Change	12/31/07	12/31/08	% Change	12/31/07	12/31/08	% Change
Production Volume:
Oil (MBbls) (1)	1,036	1,096	6%	1,021	1,096	7%	3,981	4,091	3%
Natural Gas (MMcf)	5,900	5,940	1%	4,969	5,940	20%	18,895	23,050	22%
MBOE	2,019	2,086	3%	1,849	2,086	13%	7,130	7,933	11%
Daily Average Production Volume:
Oil (Bbls/d)	11,261	11,913	6%	11,098	11,913	7%	10,907	11,178	3%
Natural Gas (Mcf/d)	64,130	64,565	1%	54,011	64,565	20%	51,767	62,978	22%
BOE/d	21,949	22,674	3%	20,100	22,674	13%	19,535	21,674	11%
Oil Price per Barrel Produced (in dollars):
Realized price before hedging	$109.08	$48.36	-56%	$81.64	$48.36	-41%	$64.06	$89.69	40%
Realized hedging gain (loss)	(32.08)	3.83	112%	(14.10)	3.83	127%	(4.35)	(20.71)	-376%
Net realized price	$77.00	$52.19	-32%	$67.54	$52.19	-23%	$59.71	$68.98	16%
Natural Gas Price per Mcf (in dollars):
Realized price before hedging	$8.92	$5.76	-35%	$6.74	$5.76	-15%	$6.61	$8.21	24%
Realized hedging gain (loss)	(0.15)	0.51	440%	0.16	0.51	219%	0.23	0.08	-65%
Net realized price	$8.77	$6.27	-29%	$6.90	$6.27	-9%	$6.84	$8.29	21%
Average Sale Price per BOE (2)	$63.53	$45.91	-28%	$55.45	$45.91	-17%	$50.24	$58.56	17%
Expense per BOE:
Lease operating expenses (3)	$17.89	$19.21	7%	$18.34	$19.21	5%	$15.05	$16.86	12%
Production and property taxes (3)	$3.12	$0.89	-71%	$3.24	$0.89	-73%	$1.69	$1.98	17%
Transportation expenses	$0.82	$0.78	-5%	$0.88	$0.78	-11%	$0.85	$0.75	-12%
Depreciation, depletion and amortization	$16.31	$19.38	19%	$15.84	$19.38	22%	$13.86	$16.95	22%
General and administrative (4)	$5.07	$5.58	10%	$3.85	$5.58	45%	$4.46	$5.43	22%
Interest expense	$6.59	$6.23	-5%	$8.39	$6.23	-26%	$8.43	$6.81	-19%

(1)  Amount shown are oil production volumes for offshore properties and sales volumes for onshore properties (differences between onshore production and sales volumes are minimal).  Revenue accruals are adjusted for actual sales volumes since offshore oil inventories can vary significantly from month to month based on the timing of barge deliveries, oil in tank and pipeline inventories, and oil pipeline sales nominations.

(2)  Amounts shown are based on oil and natural gas sales, net of inventory changes, realized commodity derivative gains (losses), and amortization of commodity derivative premiums, divided by sales volumes.

(3)  Lease operating expense and property and production taxes are combined to comprise oil and natural gas production expenses on the consolidated statements of operations.

(4)  Net of amounts capitalized.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended		Quarter Ended		Year Ended
UNAUDITED ($ in thousands)	9/30/08	12/31/08	12/31/07	12/31/08	12/31/07	12/31/08
REVENUES:
Oil and natural gas sales	$158,041	$94,079	$114,116	$94,079	$373,155	$555,917
Other	1,112	791	776	791	3,355	3,603
Total revenues	159,153	94,870	114,892	94,870	376,510	559,520
EXPENSES:
Oil and natural gas production	42,418	41,939	39,902	41,939	119,321	149,504
Transportation expense	1,655	1,624	1,636	1,624	6,061	5,958
Depletion, depreciation and amortization	32,931	40,436	29,280	40,436	98,814	134,483
Impairment	—	641,000	—	641,000	—	641,000
Accretion of asset retirement obligation	1,044	1,138	1,402	1,138	3,914	4,203
General and administrative	10,235	11,635	7,112	11,635	31,770	43,101
Total expenses	88,283	737,772	79,332	737,772	259,880	978,249
Income from operations	70,870	(642,902)	35,560	(642,902)	116,630	(418,729)
FINANCING COSTS AND OTHER:
Interest expense	13,305	12,986	15,520	12,986	60,115	54,049
Interest rate derivative realized (gains) losses	3,371	3,136	(193)	3,136	(135)	10,231
Interest rate derivative unrealized (gains) losses	(626)	10,623	8,815	10,623	17,312	10,336
Amortization of deferred loan costs	735	721	986	721	4,197	3,344
Loss on extinguishment of debt	—	—	—	—	12,063	—
Commodity derivative realized (gains) losses	34,095	(28,768)	13,595	(28,768)	13,041	61,446
Commodity derivative unrealized (gains) losses and amortization of derivative premiums	(337,147)	(224,356)	93,002	(224,356)	129,609	(178,203)
Total financing costs and other	(286,267)	(225,658)	131,725	(225,658)	236,202	(38,797)
Income (loss) before taxes	357,137	(417,244)	(96,165)	(417,244)	(119,572)	(379,932)
Income tax provision (benefit)	136,200	(3,200)	(35,800)	(3,200)	(46,200)	11,200
Net income (loss)	$220,937	$(414,044)	$(60,365)	$(414,044)	$(73,372)	$(391,132)

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

UNAUDITED ($ in thousands)	12/31/2007	12/31/2008
ASSETS
Cash and cash equivalents	$9,735	$191
Accounts receivable	55,597	41,306
Inventories	10,377	12,361
Prepaid expenses and other current assets	4,391	4,314
Income tax receivable	6,725	546
Deferred income taxes	21,967	—
Commodity derivatives	7,780	57,247
Total current assets	116,572	115,965
Net property, plant and equipment	1,131,032	702,734
Total other assets	17,881	45,555
TOTAL ASSETS	$1,265,485	$864,254
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$82,094	$75,400
Undistributed revenue payable	11,298	8,277
Interest payable	6,839	5,325
Current maturities of long-term debt	3,449	2,598
Commodity and interest derivatives	68,756	21,284
Total current liabilities	172,436	112,884
LONG-TERM DEBT	691,896	797,670
DEFERRED INCOME TAXES	16,607	—
COMMODITY AND INTEREST DERIVATIVES	87,224	9,363
ASSET RETIREMENT OBLIGATIONS	51,720	79,504
Total liabilities	1,019,883	999,421
Total stockholders’ equity	245,602	(135,167)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,265,485	$864,254

GAAP RECONCILIATIONS

In addition to net income (loss) determined in accordance with GAAP, we have provided in this release our Adjusted Earnings and Adjusted EBITDA for recent periods.  Both Adjusted Earnings and Adjusted EBITDA are non-GAAP financial measures that we use as supplemental measures of our performance.

We define Adjusted Earnings as net income (loss) before (i) the after-tax effects of unrealized commodity and interest rate derivative gains and losses, (ii) loss on the extinguishment of debt in 2007, (iii) costs associated with the cancellation of the MLP offering in 2008, and (iv) the non-cash, full-cost ceiling test impairment in the fourth quarter of 2008.  We believe that Adjusted Earnings facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are difficult to predict or to measure in advance and are not directly related to our ongoing operations. Adjusted Earnings should not be considered a substitute for net income (loss) as reported in accordance with GAAP.

We define Adjusted EBITDA as net income (loss) before (i) net interest expense and realized interest rate derivative (gains) or losses, (ii) loss on extinguishment of debt, (iii) income tax provision (benefit), (iv) depreciation, depletion and amortization, (v) amortization of deferred loan costs, (vi) the cumulative effect of change in accounting principle, (vii) unrealized gains and losses on derivative instruments, (viii) non-cash expenses relating to the amortization of derivative premiums, (ix) non-cash expenses relating to share-based payments under FAS 123R, and (x) the non-cash, full-cost ceiling test impairment in the fourth quarter of 2008.  Because the use of Adjusted EBITDA facilitates comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning and analysis purposes, in assessing acquisition opportunities and in determining how potential external financing sources are likely to evaluate our business.

We present Adjusted Earnings and Adjusted EBITDA because we consider them to be important supplemental measures of our performance.  Neither Adjusted Earnings nor Adjusted EBITDA is a measurement of our financial performance under GAAP and neither should be considered as an alternative to net income (loss), operating income or any other performance measure derived in accordance with GAAP, as an alternative to cash flow from operating activities or as a measure of our liquidity. You should not assume that the Adjusted Earnings or Adjusted EBITDA amounts shown are comparable to similarly named measures disclosed by other companies.

	Quarter Ended			Year Ended
UNAUDITED ($ in thousands)	12/31/2007	9/30/2008	12/31/2008	12/31/2007	12/31/2008
Adjusted Earnings Reconciliation
Net Income	$(60,365)	$220,937	$(414,044)	$(73,372)	$(391,132)
Plus:
Unrealized commodity (gains) losses	91,351	(338,773)	(225,457)	122,779	(184,459)
Unrealized interest rate derivative (gains) losses	8,816	(626)	10,623	17,312	10,336
Write-off of MLP offering costs	—	—	(50)	—	2,690
Early Extinguishment of debt	—	—	—	12,063	—
Ceiling test impairment	—	—	641,000	—	641,000
Tax effects	(36,468)	129,435	(6,741)	(58,788)	(23,185)
Adjusted Earnings	$3,334	$10,973	$5,331	$19,994	$55,250

	Quarter Ended			Year Ended,
UNAUDITED ($ in thousands)	12/31/2007	9/30/2008	12/31/2008	2007	2008
EBITDA Reconciliations:
Net income	$(60,365)	$220,937	$(414,044)	$(73,372)	$(391,132)
Plus: Interest expense	15,520	13,305	12,986	60,115	54,049
Interest rate derivative (gains) losses - realized	(193)	3,371	3,136	(135)	10,231
Income taxes	(35,800)	136,200	(3,200)	(46,200)	11,200
DD&A	29,280	32,931	40,436	98,814	134,483
Impairment	—	—	641,000	—	641,000
Amortization of deferred loan costs	986	735	721	4,197	3,344
Loss on extinguishment of debt	—	—	—	12,063	—
Share-based payments	190	710	970	3,278	3,064
Amortization of derivative premiums and other comprehensive loss	3,986	2,046	1,505	11,546	7,694
Unrealized commodity derivative (gains) losses	91,350	(338,773)	(225,457)	122,779	(184,459)
Unrealized interest rate derivative (gains) losses	8,815	(626)	10,623	17,312	10,336
Adjusted EBITDA	$53,769	$70,836	$68,676	$210,397	$299,810

We also provide per BOE G&A expenses excluding costs associated with the terminated MLP offering and non-cash FAS 123R charges.  We believe that these non-GAAP measures are useful in that the items excluded do not represent cash expenses directly related to our ongoing operations.  These non-GAAP measures should not be viewed as an alternative to per BOE G&A expenses as determined in accordance with GAAP.

UNAUDITED	Quarter Ended			Year Ended
($ in thousands, except per BOE amounts)	12/31/2007	9/30/2008	12/31/2008	12/31/2007	12/31/2008	12/31/2008
					Excluding SFAS 123R	Excl. SFAS 123R and MLP
G&A per BOE Reconciliation
G&A Expense	$7,112	$10,235	$11,635	$31,770	$43,101	$43,101
Less:
SFAS 123R Expense	(80)	(550)	(710)	(2,978)	(2,384)	(2,384)
MLP Write Off	—	—	(50)	—	—	(2,690)
G&A Expense Excluding SFAS 123R / MLP	7,032	9,685	10,875	28,792	40,717	38,027
MBOE	1,849	2,019	2,086	7,130	7,933	7,933
G&A Expense per BOE Excluding SFAS 123R / MLP	$3.80	$4.80	$5.21	$4.04	$5.13	$4.79

Reconciliation of PV-10 to Standardized Measure

The present value of future net cash flows (PV-10 value) is a non-GAAP measure because it excludes income tax effects. Management believes that before-tax cash flow amounts are useful for evaluative purposes since future income taxes, which are affected by a company’s unique tax position and strategies, can make after-tax amounts less comparable. We derive PV-10 value based on the present value of estimated future revenues to be generated from the production of proved reserves, net of estimated production and future development costs and future plugging and abandonment costs, using prices and costs as of the date of estimate without future escalation, without giving effect to hedging activities, non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion, amortization and impairment and income taxes, and discounted using an annual discount rate of 10%. Management also believes that the PV-10 based on the NYMEX 5-year strip pricing is useful for evaluative purposes since the use of a strip price provides a measure based on current market perception.

The following table reconciles the standardized measure of future net cash flows to PV-10 value (in thousands):

UNAUDITED ($ in thousands)	12/31/2008
Standardized measure of discounted future net cash flows	$610,096
Add: Present value of future income tax discounted at 10%	6,585
PV-10 at year end SEC prices	616,681
Add: Effect of five year NYMEX strip at December 31, 2008	997,319
PV-10 at five-year NYMEX strip at December 31, 2008	$1,614,000

- end -